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                                                                      EXHIBIT 99

Retractable Technologies' CEO Thomas J. Shaw Applauds Senate Anti-Trust Hearing On Hospital Purchasing Cartels Urges Panel to "Restore Free Market Competition to the Healthcare Industry"

LITTLE ELM, Texas.--April 30, 2002-- Thomas J. Shaw, President and CEO of Retractable Technologies, Inc. (AMEX:RVP), a leading maker of safety syringes
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and blood collection devices, today applauded Sen. Herbert Kohl (D-WI), chairman of the Senate Judiciary Committee Subcommittee on Anti-Trust, Competition, and Business and Consumer Rights, and the members of the panel for their decision to open hearings on the role of hospital group purchasing organizations (GPOs) in the American health care system.

Calling on the panel to "restore free market competition to the health care industry," Shaw stated in written testimony that the "GPOs, operating in collusion with the nation's largest needle manufacturers, have used anti-competitive, unfair, and we believe, illegal trade practices to block us from introducing safe needle technology into America's healthcare facilities." GPOs, Shaw said, are harmful to the health and safety of patients and healthcare workers. Citing the New York Times series on hospital group purchasing, which documented instances in which top GPO executives received stock options from suppliers that were awarded contracts, Shaw declared, "The rich get richer and the sick get sicker."

Shaw singled out Novation and Premier, the nation's two largest GPOs, and Becton Dickinson and Tyco International, the dominant syringe makers, for special criticism. He pointed out that these big GPOs have negotiated exclusive, multi-billion dollar long-term contracts with the dominant syringe makers that prevent Retractable from even demonstrating its products in most acute care facilities. Premier, he said, even had the audacity to suggest that Retractable pay to have its products evaluated at a "Premier-Becton Dickinson" testing facility. And Novation once proposed putting a private label on Retractable's automated retraction blood tube holder and raising the per unit price for its own member hospitals from Retractable's 27 cent bid price to one dollar. "So much for saving hospitals money," Shaw said.

Shaw flatly refuted the notion that GPOs save hospitals money. "The opposite is in fact the case," he said. "As history has shown time and again, competition, not cartels, drives down prices." He predicted that the GPO scandal "will emerge as the Enron of the healthcare industry."

Retractable has filed a civil antitrust suit in federal court, Texarkana, Texas against Novation, Premier, Becton Dickinson, and Tyco. The case is scheduled for trial in January 2003.

Retractable Technologies, Inc. manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. For more information on Retractable, visit our Web site at www.vanishpoint.com.
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Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand, the company's ability to access the market, the company's ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


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Contact:

Retractable Technologies, Inc., Little Elm
Media Contact:
Phillip L. Zweig, 212/490-0811 or 214/912-7415 (cell)
plzweig@aol.com
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or
Investor Contact:
Douglas W. Cowan, 888/806-2626 or 972/294-1010
rtifinancial@vanishpoint.com
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